October 26, 2015

Mr. Michael A. Hajost
467 Miller Road
Sinking Spring, PA  19608

Dear Michael:

This letter will set forth the terms of your employment as Senior Vice President/Chief Financial Officer of Accuride Corporation ("Accuride" or the "Company").

Position:	Your position will be Senior Vice President/Chief Financial Officer reporting to Rick Dauch, President & CEO commencing on your Start Date (as defined below).
Start Date:
This offer is contingent on a background check and drug screen.  You will commence employment with the Company on a mutually agreed upon date no later than November 30, 2015.  The date you commence employment being your "Start Date."

Base Salary:	Your annual base salary will be $310,000.
Annual Incentive:
You will be eligible to participate in the Company's Annual Incentive Compensation Plan ("AICP") starting in 2016.  The Annual Incentive is payable as a percentage of base salary and will be determined based on actual performance of the Company for the fiscal year compared against the established AICP performance metrics.  For your position, the target payout is 75% of base salary.

Long Term Incentive:
You will be eligible for annual long-term incentive grants to be made in the discretion of our Board of Directors (the "Board") on the same general terms as such grants are made to other members of Accuride's senior management.  The target award level for your position has been 75% of base salary.  Grants are typically made during the first quarter of the year and have been allocated between time vesting Restricted Stock Units (RSUs) and performance vesting Performance Stock Units (PSUs).

Initial Equity Award
Our Compensation Committee has authorized us to include in your offer an initial equity award valued at $100,000.  The initial equity award will be formalized on or near your Start Date and will consist of time vesting RSUs, with twenty percent of the award vesting on each of the first three anniversaries of the grant date and the remaining forty percent vesting on the fourth anniversary of the grant date.

Mr. Michael A. Hajost
October 26, 2015

Relocation Assistance:
You will be eligible for Accuride's Tier 1 Relocation program which includes, among other benefits, a payment equal to one month's net salary for homeowners to cover miscellaneous relocation expenses plus a $6,000 lump sum (grossed up) to cover temporary living expenses.  All reimbursable relocation expenses must be incurred within one year from your Start Date.

Benefits:
As an employee of Accuride you will receive benefits and perquisites at the level and under terms which are provided from time to time to the Company's senior executive officers generally, including:

•Medical/Dental/Vision/Life/AD&D/LTD insurance
•401(k) Plan
•Four weeks vacation

All benefit plans and programs are subject to change or terminate at any time at the discretion of the Compensation Committee of the Board.

Severance & Retention Agreement:
You will be eligible for our standard Tier II Severance and Retention Agreement, which provides in part (i) a one year base salary severance in the event your employment is terminated without "Cause" or (ii) a two year base salary plus any applicable bonus (as specified in the agreement) severance in the event your employment is terminated without "Cause" within a specified period after a "Change In Control" of Accuride Corporation, all as specified in and controlled by the terms of the agreement.

Restrictive Covenants:
You agree to execute, abide by and be bound by the Company's standard Agreement to Assign Inventions and Maintain Secrecy and the Policy on Confidential and Trade Secret Information.  You also agree to execute and be bound by the Company's standard Confidentiality, Non-solicitation, and Non-competition Agreement.

Other:
As a condition of your continued employment with Accuride, you will be bound by all company policies to the extent that they apply to senior executives of the Company.

This letter agreement will be governed by the laws of the State of Indiana, without regard to any conflicts of law provision.

Please note that your employment at Accuride is "at will." This means that you may resign from Accuride at any time with or without cause, and Accuride has the right to terminate your employment with or without cause.  Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment for any particular duration.  This letter supersedes and replaces all prior written and oral communication on employment related subjects.

Signature Page Follows

Mr. Michael A. Hajost
October 26, 2015

Signature Page for Employment Letter

Please sign and date this letter agreement in the space indicated and return it to my attention to evidence your understanding and agreement to the terms set forth herein.

Sincerely,

Richard F. Dauch
President & CEO
Accuride Corporation

Acknowledged and Agreed:

/s/ Michael A. Hajost
Michael A. Hajost

_10/27/15_________
Date